EXECUTION VERSION USActive 62121348.4 FOURTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of July 17, 2025 (the “Amendment Date”), among NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., a Delaware limited liability company (the “Borrower”), NEW MOUNTAIN FINANCE CORPORATION, a Delaware corporation (the “Collateral Manager”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the administrative agent (in such capacity, the “Administrative Agent”), as swingline lender (in such capacity, the “Swingline Lender”) and as a lender, the lenders signatory hereto (each a “Lender” and, collectively, the “Lenders”). WHEREAS, the Borrower, the Collateral Manager, the Administrative Agent, the Swingline Lender, the other Lenders party from time to time thereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral custodian are parties to the Third Amended and Restated Loan and Security Agreement, dated as of October 24, 2017 (as amended from time to time prior to the date hereof, the “Loan and Security Agreement”), providing, among other things, for the making and the administration of the Advances by the Lenders to the Borrower; and WHEREAS, the Borrower, the Collateral Manager, the Administrative Agent and the Lenders desire to amend the Loan and Security Agreement in accordance with Section 12.1 thereof and subject to the terms and conditions set forth herein. NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows: ARTICLE I Definitions SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan and Security Agreement. ARTICLE II Amendment SECTION 2.1. As of the Amendment Date, the Loan and Security Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: stricken text) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix A hereto. 2 USActive 62121348.4 ARTICLE III Representations and Warranties SECTION 3.1. The Borrower and the Collateral Manager hereby represent and warrant to the Administrative Agent and the Lenders that, as of the date first written above and after giving effect to this Amendment, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Collateral Manager contained in the Loan and Security Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date). ARTICLE IV Conditions Precedent SECTION 4.1. This Amendment shall become effective as of the date hereof upon (i) this Amendment being duly executed by, and delivered to, the parties hereto in accordance with Section 12.1 of the Loan and Security Agreement and (ii) all reasonable and documented out-of-pocket fees shall have paid to the Administrative Agent, in immediately available funds for its own account, any fees (including reasonable and documented fees, disbursements and other charges of counsel to the Administrative Agent) to be received on the date hereof. ARTICLE V Non-Usage Fee SECTION 5.1. The parties hereto hereby acknowledge and agree that the Non-Usage Fee payable on the Payment Date occurring in August 2025 pursuant to Section 2.7 or Section 2.8 of the Loan and Security Agreement, as applicable, shall be net of the amount equal to (i) the Non-Usage Fee that was paid on the Payment Date that occurred in July 2025 pursuant to Section 2.7 of the Loan and Security Agreement minus (ii) the amount that would have been payable on such Payment Date had such Non-Usage Fee been calculated pursuant to the definition of “Non-Usage Fee Rate” as amended by this Amendment, such amount being equal to $108,103.53. ARTICLE VI Miscellaneous SECTION 6.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. 3 USActive 62121348.4 SECTION 6.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. SECTION 6.3. Ratification. Except as expressly amended hereby, the Loan and Security Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Loan and Security Agreement for all purposes. SECTION 6.4. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof. SECTION 6.5. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. [Signature Page to Fourteenth Amendment to Third A&R Loan and Security Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above. NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., as the Borrower By: New Mountain Finance Corporation, its managing member By: ____________________________________ Name: Kris E. Corbett Title: Chief Financial Officer and Treasurer Docusign Envelope ID: A2DE5581-3D6F-4B25-A79D-1463060FC105

[Signature Page to Fourteenth Amendment to Third A&R Loan and Security Agreement] NEW MOUNTAIN FINANCE CORPORATION, as the Collateral Manager By: ____________________________________ Name: Kris E. Corbett Title: Chief Financial Officer and Treasurer Docusign Envelope ID: A2DE5581-3D6F-4B25-A79D-1463060FC105 [Signature Page to Fourteenth Amendment to Third A&R Loan and Security Agreement] WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent By: __________________________________ Name: Title: R. Beale Pope Managing Director [Signature Page to Fourteenth Amendment to Third A&R Loan and Security Agreement] WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swingline Lender and as a Lender By: __________________________________ Name: Title: R. Beale Pope Managing Director [Signature Page to Fourteenth Amendment to Third A&R Loan and Security Agreement] STATE STREET BANK AND TRUST COMPANY, as a Lender By: __________________________________ Name: Title: Jiaqi Wei Vice President

Appendix A EXECUTION VERSION Conformed through Amendment No. 1314 dated March 28July 17, 2025 Borrower CUSIP: 64755CAA4 Borrower ISIN: US64755CAA45 Facility CUSIP: 64755CAB2 Facility ISIN: US64755CAB28 U.S. $800,000,000 THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT by and among NEW MOUNTAIN FINANCE CORPORATION, as the Collateral Manager NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., as the Borrower EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as the Lenders WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Swingline Lender WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Custodian Dated as of October 24, 2017 USActive 37382726.4037382726.43 TABLE OF CONTENTS Page ARTICLE I. DEFINITIONS 2 Section 1.1. Certain Defined Terms. 2 Section 1.2. Other Terms. 4546 Section 1.3. Computation of Time Periods. 46 Section 1.4. Interpretation. 46 ARTICLE II. THE ADVANCES 48 Section 2.1. The Advances. 48 Section 2.2. Procedures for Advances by the Lenders. 49 Section 2.3. Reduction of the Facility Amount; Optional Repayments. 5051 Section 2.4. Determination of Interest and Non-Usage Fee. 52 Section 2.5. Promissory Notes. 52 Section 2.6. Principal Repayments. 52 Section 2.7. Settlement Procedures. 53 Section 2.8. Alternate Settlement Procedures. 55 Section 2.9. Collections and Allocations. 56 Section 2.10. Payments, Computations, Etc. 5758 Section 2.11. Fees. 58 Section 2.12. Increased Costs; Capital Adequacy; Illegality. 5859 Section 2.13. Taxes. 6061 Section 2.14. Discretionary Sales. 64 Section 2.15. Refunding of Swingline Advances. 6566 Section 2.16. Defaulting Lenders. 6667 ARTICLE III. CONDITIONS TO CLOSING AND ADVANCES 68 Section 3.1. Conditions to Amendment and Restatement. 68 Section 3.2. Conditions Precedent to All Advances. 70 Section 3.3. Custodianship; Transfer of Loans and Permitted Investments. 7172 ARTICLE IV. REPRESENTATIONS AND WARRANTIES 73 Section 4.1. Representations and Warranties of the Borrower. 73 Section 4.2. Representations and Warranties of the Borrower Relating to the Agreement and the Collateral. 8182 i USActive 37382726.4037382726.43

TABLE OF CONTENTS
(continued)

Page

Section 4.3. Representations and Warranties of the Collateral Manager. ~~82~~83
Section 4.4. Representations and Warranties of the Collateral Custodian. 85
ARTICLE V. GENERAL COVENANTS 86
Section 5.1. Affirmative Covenants of the Borrower. 86
Section 5.2. Negative Covenants of the Borrower. ~~92~~93
Section 5.3. Affirmative Covenants of the Collateral Manager. 94
Section 5.4. Negative Covenants of the Collateral Manager. 98
Section 5.5. Affirmative Covenants of the Collateral Custodian. 99
Section 5.6. Negative Covenants of the Collateral Custodian. ~~99~~100
ARTICLE VI. COLLATERAL MANAGEMENT 100
Section 6.1. Designation of the Collateral Manager. 100
Section 6.2. Duties of the Collateral Manager. 100
Section 6.3. Authorization of the Collateral Manager. 102
Section 6.4. Collection of Payments; Accounts. 102
Section 6.5. Realization Upon Defaulted or Delinquent Loans. ~~103~~104
Section 6.6. [Intentionally Omitted.] 104
Section 6.7. Payment of Certain Expenses by Collateral Manager. 104
Section 6.8. Reports. 104
Section 6.9. Annual Statement as to Compliance. 105
Section 6.10. The Collateral Manager Not to Resign. 105
Section 6.11. Collateral Manager Defaults. 105
ARTICLE VII. THE COLLATERAL CUSTODIAN 106
Section 7.1. Designation of Collateral Custodian. 106
Section 7.2. Duties of Collateral Custodian. 106
Section 7.3. Merger or Consolidation. 109
Section 7.4. Collateral Custodian Compensation. 109
Section 7.5. Collateral Custodian Removal. ~~109~~110
Section 7.6. Limitation on Liability. 110
Section 7.7. Resignation of the Collateral Custodian. 111
Section 7.8. Release of Documents. ~~111~~112
Section 7.9. Return of Underlying Instruments. 112

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Section 7.10.	Access to Certain Documentation and Information Regarding the Collateral; Audits.	~~112~~113
ARTICLE VIII.	SECURITY INTEREST	113
Section 8.1.	Grant of Security Interest.	113
Section 8.2.	Release of Lien on Collateral.	114
Section 8.3.	Further Assurances.	115
Section 8.4.	Remedies.	115
Section 8.5.	Waiver of Certain Laws.	116
Section 8.6.	Power of Attorney.	116
ARTICLE IX.	EVENTS OF DEFAULT	117
Section 9.1.	Events of Default.	117
Section 9.2.	Remedies.	119
ARTICLE X.	INDEMNIFICATION	120
Section 10.1.	Indemnities by the Borrower.	120
Section 10.2.	Indemnities by the Collateral Manager.	123
Section 10.3.	Taxes.	124
ARTICLE XI.	THE ADMINISTRATIVE AGENT	124
Section 11.1.	Appointment.	124
Section 11.2.	Standard of Care; Exculpatory Provisions.	125
Section 11.3.	Administrative Agent's Reliance, Etc.	126
Section 11.4.	Credit Decision with Respect to the Administrative Agent.	126
Section 11.5.	Indemnification of the Administrative Agent.	~~126~~127
Section 11.6.	Successor Administrative Agent.	127
Section 11.7.	Delegation of Duties	~~127~~128
Section 11.8.	Payments by the Administrative Agent.	128
Section 11.9.	Erroneous Payments.	128
Section 11.10.	Collateral Matters	~~128~~130
Section ~~11.10~~11.11.	Notices	~~128~~131
ARTICLE XII.	MISCELLANEOUS	~~129~~132
Section 12.1.	Amendments and Waivers.	~~129~~132
Section 12.2.	Notices, Etc.	~~131~~134

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		Page
Section 12.3.	Ratable Payments.	~~131~~134
Section 12.4.	No Waiver; Remedies.	~~131~~134
Section 12.5.	Binding Effect; Benefit of Agreement.	~~132~~135
Section 12.6.	Term of this Agreement.	~~132~~135
Section 12.7.	Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue; Waiver of Jury Trial.	~~132~~135
Section 12.8.	Waivers.	~~132~~135
Section 12.9.	Costs and Expenses.	~~133~~136
Section 12.10.	No Proceedings.	~~133~~136
Section 12.11.	Recourse Against Certain Parties.	~~133~~136
Section 12.12.	Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.	~~135~~138
Section 12.13.	Confidentiality.	~~136~~139
Section 12.14.	Execution in Counterparts; Severability; Integration.	~~137~~140
Section 12.15.	Waiver of Setoff.	~~137~~140
Section 12.16.	Status of Lenders; Assignments by the Lenders.	~~138~~141
Section 12.17.	Heading and Exhibits.	~~140~~143
Section 12.18.	Intent of the Parties.	~~140~~143
Section 12.19.	Termination of the Safekeeping Agreement.	~~140~~143
Section 12.20.	Effect of Amendment and Restatement.	~~140~~143
Section 12.21.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions ~~140~~.	143
Section 12.22.	Recognition of the U.S. Special Resolution Regimes~~:~~	~~141~~. 144

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EXHIBITS

EXHIBIT A-1	Form of Funding Notice
EXHIBIT A-2	Form of Repayment Notice
EXHIBIT A-3	Form of Reinvestment Notice
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT A-5	Form of Approval Notice
EXHIBIT B	Reserved
EXHIBIT C	Form of Officer's Certificate as to Solvency
EXHIBIT D	Form of Officer's Closing Certificate
EXHIBIT E	Form of Release of Underlying Instruments
EXHIBIT F	Form of Certificate of Assignment
EXHIBIT G	Reserved
EXHIBIT H	Reserved
EXHIBIT I	Form of Joinder Supplement
EXHIBIT J	Form of Certificate of Required Loan Documents
EXHIBIT K	Form of Loan Checklist
EXHIBIT L-1	Form of Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT L-2	Form of Tax Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT L-3	Form of Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT L-4	Form of Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT L-1	Form of Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT L-2	Form of Tax Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT L-3	Form of Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT L-4	Form of Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

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“Advance Date”: With respect to any Advance, the date on which such Advance is made. “Advance Rate”: With respect to (a) any Broadly Syndicated Loan, 70%, (b) any First Lien Loan (that is not a Broadly Syndicated Loan), 67.5%, (c) any Recurring Revenue Loan, 55%, (d) any First Lien Last Out Loan, 45% and (e) any Second Lien Loan, 35%. “Advances Outstanding”: On any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day. “Affected Party”: The Administrative Agent, each Lender, all assignees and participants of each Lender and any sub-agent of the Administrative Agent. “Affiliate”: With respect to a Person, means any other Person that, at any time, directly or indirectly, controls or is controlled by, or is under common control with, such Person; provided that, for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor or a wholly-owned subsidiary of a Financial Sponsor. For purposes of this definition, “control,” and the correlative meanings of the terms “controlled by” and “under common control with” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, partnership interests, shareholder interests, membership interests or by contract or otherwise. “Aggregate Adjusted Balance”: On any date of determination, the sum of the Adjusted Balances of all Eligible Loans on such date. “Aggregate OLB”: On any date of determination, the sum of the OLBs of all Eligible Loans on such date. “Aggregate Unfunded Exposure Amount”: On any date of determination, the sum of the Unfunded Exposure Amounts of all Loans included in the Collateral. “Agreement”: The meaning specified in the Preamble. “Agreement Party”: Each of the Borrower and the Collateral Manager. “Anti-Corruption Laws”: (a) The U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Agreement Party or other Sanctions Party is located or doing business. “Anti-Money Laundering Laws”: Applicable laws or regulations in any jurisdiction in which any Agreement Party or other Sanctions Party are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto. USActive 37382726.4037382726.43 3 USActive 37382726.4037382726.43 6 Loan and (y) 2.00x First Lien Loans Greater than or equal to 6.00x 0.00x (d) At any time, the Borrower may request a revaluation of any Eligible Loan with an Assigned Value less than 100% and the Administrative Agent may adjust the applicable Assigned Value to the least of (i) the value determined by the Administrative Agent in its sole discretion (but not to be less than the existing Assigned Value), and (ii) 100%; provided that, any such increase in the applicable Assigned Value may be conditioned on a reset of the Original Cash Interest Coverage Ratio, the Original Net Senior Leverage Ratio, the Recurring Revenue Loan Gross Leverage Ratio or Original Total Leverage Ratio, as applicable, for such Eligible Loan. After the occurrence and during the continuation of an ongoing Value Adjustment Event, the Borrower may request, or the Administrative Agent may apply absent a Borrower request, an increase to the Assigned Value, up to the Initial Assigned Value; (e) In the event that a Value Adjustment Event results in the reduction of the Assigned Value of any Eligible Loan and, subsequent to such reduction, either (i) the Net Senior Leverage Ratio (in the case of any Value Adjustment Event pursuant to clause (a)(i) of such definition), (ii) the Cash Interest Coverage Ratio (in connection with any Value Adjustment Event pursuant to clause (b) of such definition), (iii) the Total Leverage Ratio (in the case of any Value Adjustment Event pursuant to clause (a)(ii) of such definition) or (iiiiv) all of the Net Senior Leverage Ratio, Cash Interest Coverage Ratio and Total Leverage Ratio (in the case of any Value Adjustment Event pursuant to clauses (a) and (b) of such definition) is or are increased to the applicable levels reported on the PurchaseCut-Off Loan Date of such Loan, then the Borrower may, by written notice to the Administrative Agent, request that the Assigned Value of such Loan be re-determined in accordance with terms of the definition of “Assigned Value” in this Section 1.1; and (f) The Assigned Value shall be zero for any Loan that is not an Eligible Loan. Any Assigned Value determined hereunder with respect to any Loan on any date after the date such Loan is transferred to the Borrower shall be communicated by the Administrative Agent to the Borrower, the Collateral Manager, the Collateral Custodian and the Lenders. “Assigned Value Notice”: A notice delivered by the Administrative Agent to the Borrower and the Collateral Custodian specifying the value of a Loan determined in accordance with terms of the definition of “Assigned Value” in this Section 1.1, which notice shall include the reasons supporting the Administrative Agent’s determination that a Value Adjustment Event has occurred. “Automatic Reduction Date”: October 26, 2026. “Cash Interest Coverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Cash Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Cash Interest Coverage Ratio” or comparable definition, the ratio of (i) EBITDA to (ii) Cash Interest Expense of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower and Collateral Manager in good faith. “Cash Interest Expense”: With respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period. “Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC. “Change of Control”: Any of the following: (a) the creation, imposition or, to the knowledge of the Borrower or the Collateral Manager, threatened imposition of any Lien on any limited liability company membership interest in the Borrower; (b) the Borrower LLC Agreement shall fail to be in full force and effect; (c) the failure of the Collateral Manager to directly or indirectly own 100% of the limited liability company membership interests in the Borrower; (d) the dissolution, termination or liquidation in whole or in part, transfer or other disposition of all or substantially all of the assets of the Collateral Manager; or (e) any Taxable Entity Agreement shall fail to be in full force and effect. “Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. “Code”: The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated or issued thereunder. “Collateral”: All of the Borrower’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts (as defined in the UCC), General Intangibles, Instruments and Investment Property and any and all other property of any type or nature owned by it, including but not limited to: (a) all Loans, Permitted Investments and Equity Securities, all payments thereon or with respect thereto and all contracts to purchase, commitment letters, confirmations and due bills relating to any Loans, Permitted Investments or Equity Securities; (b) the Accounts and all Cash and Financial Assets credited thereto and all income from the investment of funds therein; USActive 37382726.4037382726.43 11 “Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject. “Corporate Trust Office”: The designated corporate trust office of the Collateral Custodian specified on Annex A or such other address within the United States as the Collateral Custodian may designate from time to time by notice to the Administrative Agent. “Covenant Compliance Period”: The period beginning on the A&R Effective Date and ending on the date on which all Commitments have been terminated and the Obligations have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted). “Covered Party”: Any Secured Party that is one of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b), or any subsidiary of such a covered bank to which 12 C.F.R. Part 47 applies in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b). “Credit and Collection Policy”: The written credit policies and procedures manual of the Collateral Manager set forth on Schedule IV, as such credit and collection policy may be as amended or supplemented from time to time in accordance with Section 5.1(h). “Curable BDC Asset Coverage Event”: The meaning specified in Section 5.1(s). “Cut-Off Loan Date”: The date on which the Collateral is initially contributed to the facility, as reported on the Borrowing Base Certificate. “Daily Simple SOFR” means for: For any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such USActive 37382726.4037382726.43 15 change in SOFR without notice to the Borrower. Daily Simple SOFR in no event shall be less than the Floor. “Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default. “Default Right”: The meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “Defaulting Lender”: Any Lender that (i) has failed to fund any portion of the Advances or participations in Swingline Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit or has failed to confirm in writing within five (5) Business Days of any reasonable request by the Administrative Agent or the Borrower that it intends to comply with its funding obligations under this Agreement, (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (v) becomes subject to a Bail-In Action. “Delayed Draw Loan”: A Loan that requires one or more future advances to be made by the Borrower and which does not permit the re-borrowing of any amount previously repaid by the related Obligor; provided that, such Loan shall only be considered a Delayed Draw Loan for so long as any future funding obligations remain in effect and only with respect to any portion which constitutes a future funding obligation. “Designated Loan”: Any Loan that the Administrative Agent, in its sole discretion, has designated as a “Designated Loan” on the related Approval Notice solely for the purposes of determining the Assigned Value of such Loan in reference to the “Minimum Facility Attachment Ratio” specified therefor and set forth in the definition of “Assigned Value.” “Determination Date”: The last day of each calendar month; provided that, with respect to the Termination Date, the Determination Date shall be the Termination Date. “DIP Loan”: Any Loan (i) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (iiiii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding). “Discretionary Sale”: The meaning specified in Section 2.14(b). USActive 37382726.4037382726.43 16 diligence, in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, subject to customary bankruptcy, insolvency and equity limitations, (ii) is not subject to any litigation, dispute or offset, and (iii) contains provisions substantially to the effect that the Obligor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the Borrower or any assignee thereof except as required by law; (k) such Loan (i) was originated by the Borrower (and underwritten by New Mountain Finance Advisers BDC, L.L.C., the investment advisor of the Collateral Manager, on behalf of the Borrower and its Affiliates), or was purchased by the Borrower from a third-party (and re-underwritten by New Mountain Finance Advisers BDC, L.L.C., the investment advisor of the Collateral Manager, on behalf of the Borrower and its Affiliates), in each case in accordance with the Credit and Collection Policy, and (ii) is fully documented; (l) (i) the Borrower has good and marketable title to, and is the sole owner of, such Loan, and (ii) the Borrower has granted to the Administrative Agent a valid and perfected first-priority (subject to Permitted Liens) security interest in the Loan and Underlying Instruments, for the benefit of the Secured Parties; (m) such Loan, and any payment made with respect to such Loan, is not subject to any withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis (subject to customary carveouts); (n) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Loan have been duly obtained, effected or given and are in full force and effect; (o) such Loan and the Underlying Instruments related thereto, are eligible to be sold, assigned or transferred to the Borrower, and neither the sale, transfer or assignment of such Loan to the Borrower, nor the granting of a security interest hereunder to the Administrative Agent, violates, conflicts with or contravenes in any material respect any Applicable Law or any contractual or other restriction, limitation or encumbrance binding on the Borrower; (p) such Loan requires the related Obligor to pay customary maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the related, underlying collateral of such Loan; (q) such Loan has an original term to stated maturity that does not exceed ten (10) years; (r) the Underlying Instruments for such Loan do not contain a confidentiality provision that would prohibit the Administrative Agent or any Secured Party from obtaining all necessary information with regard to such Loan, so long as the Administrative Agent or such Secured Party, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments; USActive 37382726.4037382726.43 19 business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower. “Erroneous Payment”: The meaning specified in Section 11.9(a). “Erroneous Payment Deficiency Assignment”: The meaning specified in Section 11.9(d). “Erroneous Payment Return Deficiency”: The meaning specified in Section 11.9(d). “EU Bail-In Legislation Schedule”: The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time. “Event of Default”: The meaning specified in Section 9.1. “Excepted Persons”: The meaning specified in Section 12.13(a). “Excess Concentration Amount”: The greater of (a) zero and (b) the greater of (x) the aggregate OLB of all Non-First Lien Loans minus the product of (A) the Aggregate OLB and (B) 35% and (y) the aggregate OLB of all Second Lien Loans minus the product of (A) the Aggregate OLB and (B) 25%. “Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. “Excluded Amounts”: Any amount received in the Collection Account with respect to any Loan included as part of the Collateral, (i) which amount is attributable to the reimbursement of payment by the Borrower or any Affiliate (other than from amounts on deposit in the Collection Account) of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Underlying Assets or (ii) which amount was deposited into the Collection Account in error. “Excluded Taxes”: Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g) and (d) any U.S. federal withholding Taxes imposed under FATCA. “Existing A&R Loan and Security Agreement”: The meaning specified in the Recitals. USActive 37382726.4037382726.43 22 such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day. “Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. “Fee Letter”: Any Fee Letter among the Borrower, the Administrative Agent and/or any Lenders, as the same may be amended, restated, modified or supplemented from time to time. “Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC. “Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person. “First Lien Last Out Loan”: Any Loan that is (i) a commercial loan (ii) that by its terms could become subordinate in right of payment to another obligation of the Obligor in a bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iii) that is secured by a pledge of collateral, which security interest is validly perfected and first priority under applicable law (subject to liens permitted under the applicable credit agreement) and (iv) the Collateral Manager determines in good faith that the value of the collateral securing the loan on or about the time of origination equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral. “First Lien Loan”: A Loan (i) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) that is secured by a pledge of collateral, which security interest is validly perfected and first priority (subject to Liens permitted under the related Underlying Instruments that are reasonable and customary for similar loans, and Liens accorded priority by law in favor of the United States or any state or agency thereof) under Applicable Law and (iii) the Collateral Manager determines in good faith that the value of the collateral securing the Loan on or about the time of origination equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral. “First Out Attachment Ratio”: With respect to any Eligible Loan, as of any date of determination, an amount equal to the “senior net leverage ratio” or any comparable term relating to any “first out” senior secured Indebtedness in the Underlying Instruments for such Loan; provided that if the “senior net leverage ratio” or such comparable term is not defined in the Underlying Instruments, then the First Out Attachment Ratio shall be the ratio of such “first out” senior secured Indebtedness (less Unrestricted Cash) to EBITDA, as calculated by the Collateral USActive 37382726.4037382726.43 24

Manager in good faith using information from calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments. For the avoidance of doubt, “first out” senior secured Indebtedness refers to all or any portion of such Loan that constitutes first lien senior secured Indebtedness that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the relevant Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings. “Fitch”: Fitch Ratings, Inc. or any successor thereto. “Floor”: A rate of interest equal to 0.0%. “Foreign Lender”: A Lender that is not a U.S. Person. “Fourth Amendment Closing Date”: September 30, 2020. “Fronting Exposure”: At any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof. “Funding Date”: With respect to any Loan Advance, the Business Day following the Business Day of receipt (or in the case of any Swingline Advance, the Business Day of receipt) by the Administrative Agent (which shall promptly deliver the same to each Revolving Lender or, in the case of any Swingline Advance, the Swingline Lender) of a Funding Notice and other required deliveries in accordance with Section 2.2. “Funding Notice”: A notice in the form of Exhibit A-1 requesting an Advance, including the items required by Section 2.2. “GAAP”: Generally accepted accounting principles as in effect from time to time in the United States. “General Intangible”: The meaning specified in Section 9-102(a)(42) of the UCC. “Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person. “Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one (1) month instruments, “Aa2” and “P-1” for three (3) month instruments, “Aa3” and “P-1” for six (6) month instruments and “Aa2” and “P-1” for instruments with a term in excess of six (6) months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to USActive 37382726.4037382726.43 25 rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments. “Increased Costs”: Any amounts that an Affected Party has notified the Borrower pursuant to Section 2.12(d) are required to be paid by the Borrower to an Affected Party pursuant to Section 2.12. “Indebtedness”: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above. “Indemnified Amounts”: The meaning specified in Section 10.1(a). “Indemnified Parties”: The meaning specified in Section 10.1(a). “Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes. “Independent”: As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (a) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person (other than the payment of any amounts as compensation for actual services rendered), and (b) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants. “Independent Manager”: The meaning specified in Section 4.1(t)(xxv). “Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning. “Ineligible Assignee”: Any private investment company, investment firm, investment partnership, private equity fund or other private equity investment vehicle. USActive 37382726.4037382726.43 26 “Interest Collections”: All payments of interest, late fees, amendment fees, prepayment fees and premiums, extension fees, consent fees and waiver fees on Loans and Permitted Investments, including any payments of accrued interest received on the sale of Loans or Permitted Investments and all payments of principal (including principal prepayments) on Permitted Investments purchased with the proceeds described in this definition, in each case, received in cash by or on behalf of the Borrower or Collateral Custodian; provided that, Interest Collections shall not include (x) Sale Proceeds representing accrued interest that are applied toward payment for accrued interest on the purchase of a Loan and (y) interest received in respect of a Loan (including in connection with any sale thereof), which interest was purchased with Principal Collections. “Interest Collection Account”: One or more Securities Accounts created and maintained on the books and records of the Collateral Custodian entitled “Interest Collection Account” in the name of the Borrower and subject to the Lien of the Administrative Agent for the benefit of the Secured Parties. “Interest Rate”: With respect to any day, a rate per annum equal to (a) the Benchmark for such day plus (b) the Applicable Spread for such day; provided that, for any day after the occurrence and during the continuance of a Disruption Event, the “Interest Rate” on that portion of the Advances Outstanding owing to the affected Lender shall mean a rate per annum equal to (x) the Base Rate for such day plus (y) the Applicable Spread for such day. “Intermediary”: A Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, which in each case is not an Affiliate of the Borrower or the Collateral Manager. “Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Loans. “Investment Property”: The meaning specified in Section 9-102(a)(49) of the UCC. “IRS”: The United States Internal Revenue Service. “Joinder Supplement”: An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit I to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the A&R Effective Date, as contemplated by Section 2.1(c). “Last Out Attachment Ratio”: With respect to any Loan, the Net Senior Leverage Ratio. “Lenders”: The meaning specified in the Preamble, including Wells Fargo, and each financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.1(c). For the avoidance of doubt, the Swingline Lender shall constitute a “Lender” with respect to the repayment of Swingline Advances for all purposes hereunder. USActive 37382726.4037382726.43 28 provided that, if the Administrative Agent reasonably determines that the quote of any such Approved Broker Dealer is not current or accurate, the Administrative Agent may reject such quote; or (c) if the value of a Loan is not determined in accordance with clause (a) or (b) above (either because no bid side quote is available, the Administrative Agent reasonably rejects one or more bid side quotes or such Loan is not a Broadly Syndicated Loan), by using the value assigned by the Administrative Agent in a notice thereof sent to the Collateral Manager and the Collateral Custodian. “Markit”: The Markit Loan Pricing service, a division of Markit Group Limited. “Material Action”: The meaning specified in the Borrower LLC Agreement. “Material Adverse Effect”: With respect to any event or circumstance, a material adverse effect on (a) the business, assets, financial condition, operations, performance or properties of the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Administrative Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower or the Collateral Manager to perform its obligations under any Transaction Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s or the other Secured Parties’, lien on the Collateral. “Material Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan executed or effected on or after the date on which the Borrower acquired such Loan that: (a) (i) reduces, delays or waives any or all of the principal amount of such Loan as and when due or (ii) extends or delays (A) the stated maturity date of such Loan or (B) the required or scheduled amortization for such Loan, and such extension or delay has not been approved by the Administrative Agent in its sole reasonable discretion; (b) waives one or more interest payments, or permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any such waiver that occurs without any further action in accordance with the terms of the applicable Underlying Instrument); (c) contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Underlying Assets securing such Loan; (d) substitutes, alters or releases (other than as permitted by such Underlying Instruments) the Underlying Assets securing such Loan, and each such substitution, alteration or release, as determined in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Loan; or USActive 37382726.4037382726.43 30

“Non-Usage Fee Rate”: For each day, the sum of (a) 0.50% on the first portion of the Unused Facility Amount up to the product of (i) (v) for any day from and including July 29, 2024 to May 31, 2025, 55%, (w) for any day from and including July 29June 1, 20242025 to October 15August 31, 2025, 5570%, (x) for any day from and including September 1, 2025 to October 15, 2025, 60%, (y) for any day from and including October 16, 2025 to December 31, 2025,2025, 50%, and (yz) thereafter, 40% and (ii) the Facility Amount and (b) for all Unused Facility Amount in excess of such first portion, 1.75%. “Noteless Loan”: A Loan with respect to which the Underlying Instruments either (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) require execution and delivery of such a promissory note only upon the request of any holder of the indebtedness created under such Loan, and as to which the Borrower has not requested a promissory note from the related Obligor. “Notice of Exclusive Control”: The meaning specified in the Securities Account Control Agreement. “Obligations”: The unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Advances and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with any Transaction Document, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Custodian or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Transaction Documents) or otherwise. “Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof. “Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be. “OLB”: For any Loan as of any date of determination, an amount equal to the product of (x) the Assigned Value of such Loan as of such date of determination, and (y) the principal balance of such Loan outstanding as of such date of determination. “Operating Lease Implementation”: The implementation by an Obligor of IFRS 16/ASC 842. “Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion. “Original Cash Interest Coverage Ratio”: With respect to any Loan, the Cash Interest Coverage Ratio for such Loan on the date of the related Approval Notice. USActive 37382726.4037382726.43 32 “Original Closing Date”: With respect to (a) the Existing A&R Loan and Security Agreement, December 18, 2014, (b) the Existing SPV Loan and Security Agreement, October 27, 2010 and (c) the Existing Operating Loan and Security Agreement, May 19, 2011, as applicable. “Original Net Senior Leverage Ratio”: With respect to any Loan, the Net Senior Leverage Ratio for such Loan on the date of the related Approval Notice. “Original Total Leverage Ratio”: With respect to any Loan, the Total Leverage Ratio for such Loan on the date of the related Approval Notice (or, if consented to by the Administrative Agent, on the A&R Effective Date). “Other Connection Taxes”: With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Advance or Transaction Document). “Other Taxes”: All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document or any other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to a request by the Borrower). “Partial PIK Loan”: A Loan which at the time of contribution to the Borrower (i) allows for any portion of the interest accrued for a specified period of time or until the maturity thereof is, at the option of the Obligor or pursuant to conditions specified (in each case, under the related loan agreement and without default), added to the principal balance of such Loan or otherwise deferred rather than being paid in cash and (ii) a portion of interest accruing thereon is contractually required to be paid in cash and such cash interest accrues at a rate equal to or in excess of (a) the applicable interest rate index plus 2.15% if such Loan is a floating rate loan pursuant to the loan agreement for such Loan, (b) the applicable prime rate if such Loan is a floating rate loan with an interest rate based on the applicable prime rate, and (c) 6.00% if such Loan is a fixed rate loan; provided that, any Partial PIK Loan that is a floating rate loan and has a minimum contractual cash coupon of not less than the applicable interest rate index plus 4.00% shall not be considered a Partial PIK Loan for purposes of clause (cc) of the definition of “Eligible Loan”. “Participant Register”: The meaning specified in Section 12.16(b). “Payment Date”: The fourth Business Day of each calendar month. “Payment Duties”: The meaning specified in Section 7.2(b)(vii). “Payment Recipient”: The meaning specified in Section 11.9(a). USActive 37382726.4037382726.43 33 the 3 year anniversary of the date on which the Borrower acquired such Loan); provided that the Administrative Agent may re-designate such Loan as a First Lien Loan or a Second Lien Loan in its sole discretion if the recurring revenue covenants in the related Underlying Instruments are replaced (whether by amendment or by operation of such Underlying Instruments) with traditional cash flow leverage lending covenants (such as those based on total leverage, senior leverage, and interest coverage) (a “Recurring Revenue Reclassification Date”). For any Loan subject to a Recurring Revenue Reclassification Date, any references to the Net Senior Leverage Ratio, Cash Interest Coverage Ratio and the Assigned Value as of the date on which such Loan was acquired by the Borrower shall be deemed to be determined by the Administrative Agent in its sole discretion as of the Recurring Revenue Reclassification Date. “Recurring Revenue Loan Cash Liquidity Amount”: With respect to any Recurring Revenue Loan, the meaning of “Unrestricted Cash” or any comparable definition or term in the Relatedrelated Underlying Instruments, or, if no such definition is defined or otherwise set forth in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any Lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments); provided that cash held in reserve accounts for the purpose of meeting interest payments on indebtedness may be included at the sole discretion of the Administrative Agent. “Recurring Revenue Loan Covenant Flip Scheduled Date”: With respect to any Recurring Revenue Loan, as of its date of acquisition by the Borrower, the scheduled date upon which the covenants for such Loan are to be replaced with traditional cash flow leverage lending covenants (such as those based on total leverage, senior leverage, and interest coverage) as specified in the original Underlying Instruments for such Loan. “Recurring Revenue Loan Gross Leverage Ratio”: With respect to any Recurring Revenue Loan, the ratio for the related Obligor of (a) indebtedness to (b) Recurring Revenue, as calculated by the Borrower and Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments. “Recurring Revenue Reclassification Date”: The meaning specified in the definition of Recurring Revenue Loan. “Reinvestment Notice”: Each notice required to be delivered by the Borrower pursuant to Section 3.2(a) in respect of any reinvestment, in the form of Exhibit A-3. “Register”: The meaning specified in Section 12.16(b). “Registered”: With respect to any registration-required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that was issued after July 18, 1984 and that is in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations. “Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation. USActive 37382726.4037382726.43 37 “Securities Account”: The meaning specified in Section 8-501(a) of the UCC. “Securities Account Control Agreement”: The Third Amended and Restated Account Control Agreement, dated as of the date hereof, among the Borrower, as the pledgor, the Administrative Agent and Wells Fargo, as the Collateral Custodian and as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time. “Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. “Securities Intermediary”: A Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity. “Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC. “Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC. “Shareholders’ Equity”: The aggregate net asset value of New Mountain Finance Corporation determined under GAAP. “SOFR”: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator. “SOFR Administrator” means the: The Federal Reserve Bank of New York (or any successor administrator). “SOFR Administrator’s Website” means the: The website of the SOFR Administrator, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time. “Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital. “Special Purpose Provision”: The meaning specified in the Borrower LLC Agreement. USActive 37382726.4037382726.43 41

“Unfunded Exposure Equity Amount”: On any date of determination, an aggregate amount equal to the sum, for each Loan, of (a) the Unfunded Exposure Amount for such Loan minus (b) the product of (i) the Unfunded Exposure Amount for such Loan, (ii) the Advance Rate for such Loan and (iii) the Assigned Value of such Loan. “Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable definition or term in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined or otherwise set forth in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments), as reflected on the most recent financial statements of the relevant Obligor that have been delivered to the Borrower. “Unused Facility Amount”: At any time, (a) the Facility Amount minus (b) the Advances Outstanding at such time. “USA Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56. “U.S. Government Securities Business Day”: Any means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities. “U.S. Person”: Any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code. “U.S. Special Resolution Regime”: Each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder. “U.S. Tax Compliance Certificate”: The meaning assigned to such term in Section 2.13(g). “Value Adjustment Event”: With respect to any Loan, the occurrence of any one or more of the following events after the related Funding Date: (a) (i) solely with respect to any First Lien Loan or any First Lien Last Out Loan, the Net Senior Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is (A) greater than 3.50 and (B) greater than 0.75 higher than the Original Net Senior Leverage Ratio and (ii) solely with respect to any Designated Loan or Second Lien Loan, the Total Leverage Ratio of the related Obligor with respect to such Loan is (A) greater than 4.00 and (B) greater than 0.75 higher than the Original Total Leverage Ratio; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Administrative Agent may retroactively adjust the Net Senior Leverage Ratio or the Total Leverage Ratio for any Loan as determined on the related Funding Date; USActive 37382726.4037382726.43 44 Section 2.14. Discretionary Sales. (a) Discretionary Sales. The Borrower shall be permitted to sell Loans (each, a “Discretionary Sale”) subject to the following conditions: (i) no Collateral Manager Default or Event of Default has occurred and is continuing and, immediately after giving effect to such Discretionary Sale, no Collateral Manager Default, Default or Event of Default shall have occurred; (ii) immediately after giving effect to such Discretionary Sale, the Required Advance Reduction Amount shall be (x) zero or (y) subject to the prior consent of the Administrative Agent (in its sole discretion), an amount less than the Required Advance Reduction Amount immediately prior to giving effect to such Discretionary Sale; (iii) the Borrower shall have delivered a Borrowing Base Certificate to the Administrative Agent; (iv) such Discretionary Sale shall be made by the Collateral Manager, on behalf of the Borrower, to an unaffiliated third party purchaser in a transaction (i) reflecting arms-length market terms and (ii) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale (other than that the Borrower has good title thereto, free and clear of all Liens and has the right to sell the related Loan), provided that, the Borrower may make a Discretionary Sale to an Affiliate of the Borrower with the prior written consent of the Administrative Agent in its sole discretion; (v) on the related Discretionary Sale Date, the Administrative Agent and/or the Collateral Custodian, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) an amount sufficient to reduce the Advances Outstanding such that, after giving effect to the transfer of the Loans that are the subject of such Discretionary Sale, the Required Advance Reduction Amount will be equal to zero plus (b) an amount equal to all unpaid Interest then due and owing to the extent reasonably determined by the Administrative Agent to be attributable to that portion of the Advances Outstanding to be repaid in connection with the Discretionary Sale plus (c) an aggregate amount equal to the sum of all other Obligations due and owing to the Administrative Agent, each applicable Lender, the Affected Parties and the Indemnified Parties, as applicable, under this Agreement and the other Transaction Documents (or such lesser amount as consented to by the Administrative Agent pursuant to clause (ii) above); (vi) on the related Discretionary Sale Date, the proceeds (net of (x) amounts payable pursuant to Section 2.14(ba)(v) and (y) normal transactional expenses) from such Discretionary Sale shall be sent directly to the Collection Account; and (vii) the aggregate OLB of all Loans which are sold or intended to be sold by the Borrower in connection with a Discretionary Sale during any 12-month rolling period shall not exceed 30% of the highest Aggregate OLB at any point during such 12-month period; provided that, any Discretionary Sale may be excluded from such 30% limitation with the prior written consent of the Administrative Agent; provided, further, that the Borrower may make USActive 37382726.4037382726.43 65 period of time during which such Revolving Lender’s participating interest was outstanding and funded). (d) Notwithstanding anything to the contrary contained in this Section 2.15, the Swingline Lender shall not be obligated to make any Swingline Advance at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 2.16(a)(iii)) with respect to any such Defaulting Lender. Section 2.16. Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law: (i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1. (ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by that Defaulting Lender to the Swingline Lender; third, if so determined by the Administrative Agent or the Swingline Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in a Swingline LoanAdvance; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Revolving Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Revolving Lender or the Swingline Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances or funded participations in Swingline LoansAdvances in respect of which that Defaulting Lender has not fully funded its Pro Rata Share, such payment shall be applied solely to pay the Advances and funded participations in Swingline LoansAdvances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances, or funded participations in Swingline LoansAdvances, of that Defaulting Lender. Any payments, prepayments or other amounts paid or USActive 37382726.4037382726.43 67 payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. (iii) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline LoansAdvances pursuant to Section 2.15(c), the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (x) each such reallocation shall be given effect only if the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline LoansAdvances shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Advances of that Lender. (iv) Promptly on demand by the Swingline Lender or the Administrative Agent from time to time, the Borrower shall prepay Swingline LoansAdvances in an amount of all Fronting Exposure with respect to the Swingline Lender (after giving effect to clause (iii) above). (v) For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Non-Usage Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender). (b) If the Administrative Agent and the Swingline Lender in their respective sole discretion determine that a Defaulting Lender should no longer be deemed to be a Defaulting Lender (provided in the case of a Defaulting Lender pursuant to clause (iv) or (v) of such term or that has defaulted in the funding of an Advance, which default remains uncured, such determination shall require the consent of the Borrower), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.16(a)(iii) above), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. USActive 37382726.4037382726.43 68

(viii) other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of any collateral included in the Collateral other than any financing statement in favor of the Administrative Agent or that has been terminated and/or fully and validly assigned to the Administrative Agent on or prior to the date hereof. There are no judgments against the Borrower; (ix) all original executed copies of each underlying promissory note that constitute or evidence each Loan that is evidenced by a promissory note has been or, subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian; (x) the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding each underlying promissory note (if any) that evidence all Loans evidenced by a promissory note solely on behalf of the Administrative Agent for the benefit of the Secured Parties; (xi) none of the underlying promissory notes (if any) that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent on behalf of the Secured Parties; (xii) with respect to Collateral that constitutes an Uncertificated Security, (A) the Borrower has caused the Administrative Agent to gain “control” of such Collateral pursuant to Section 8-106(c) of the UCC and (B) such control remains effective; and (xiii) in the case of an Uncertificated Security, by (A) causing the Administrative Agent to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective. (n) Reports Accurate. All information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower to the Administrative Agent or any Lender in connection with this Agreement are true, complete and correct in all material respects. (o) Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is, and at all times has been, the State of Delaware. The Borrower’s Federal Employer Identification Number is correctly set forth on Exhibit D. The Borrower has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four (4) months preceding the A&R Effective Date (or, if less, the period of time since its formation). (p) Collection Account. The Collection Accounts (including any sub accounts thereof) are the only accounts to which Collections on the Collateral are sent. (q) Legal Name. The Borrower’s exact legal name is New Mountain Finance Holdings, L.L.C. USActive 37382726.4037382726.43 77 (xxii) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space, if any, provided by an Affiliate or services performed by any employee of an Affiliate; (xxiii) fail to use separate checks bearing its own name; (xxiv) pledge its assets to secure the obligations of any other Person; (xxv) (A) fail at any time to have at least one (1) independent manager or director (the “Independent Manager”) who is not currently (a) a manager, officer, employee or Affiliate of the Borrower or any major creditor, or a manager, officer or employee of any such Affiliate (other than an independent manager or similar position of the Borrower, the BDC or an Affiliate), or (iib) the beneficial owner of any limited liability company interests of the Borrower or any voting, investment or other ownership interests of any Affiliate of the Borrower or of any major creditor or (B) fail to ensure that all limited liability company action relating to the selection, maintenance or replacement of the Independent Manager are duly authorized by the unanimous vote of the board of managers (including the Independent Manager) except as otherwise permitted pursuant to the Borrower LLC Agreement; (xxvi) fail to provide that the unanimous consent of all members (including the consent of the Independent Manager) is required for the Borrower to take any Material Action; and (xxvii) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Schulte Roth & Zabel LLP, dated as of the date hereof upon which the conclusions expressed therein are based. (u) 1940 Act. The Borrower is not required to register as an “investment company” within the meaning of the 1940 Act. (v) ERISA. Except as would not reasonably be expected to constitute a Material Adverse Effect, (i) the present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA which are subject to Title IV of ERISA and maintained by the Borrower, or in which employees of the Borrower are entitled to participate, other than a Multiemployer Plan (the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the most recent annual financial statements reflecting such amounts), (ii) no non-exempt prohibited transactions, failures to satisfy minimum funding standards, withdrawals or reportable events within the meaning of 4043 of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, (each a “Reportable Event”) have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability and (iii) no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan. USActive 37382726.4037382726.43 80 by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day. Section 11.9. Erroneous Payments. (a) Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Secured Party or any other Person who has received funds on behalf of a Lender, Secured Party or other Person (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment or (z) that such Payment Recipient otherwise becomes aware that such payment was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.9(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”) then such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 11.9 shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. (b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent in writing of such occurrence. (c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and, upon written notice from the Administrative Agent, shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, with respect to any Payment Recipient who received such funds on its behalf shall cause such Payment Recipient to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous USActive 37382726.4037382726.43 128 Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. (d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Payment Recipient (i) such Payment Recipient shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, any Lender Affiliated with the Administrative Agent, in a principal amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest, without further consent or approval of any party hereto, without any further payment by the Administrative Agent or its Affiliated Lender as the assignee of such Erroneous Payment Deficiency Assignment, and the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. As to any Erroneous Payment Deficiency Assignment, the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.16. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. (e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower (except to the extent that the funds used to make such Erroneous Payment were received from the Borrower as repayment of such Obligations) and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received (except to the extent that the funds used to make such Erroneous Payment were received from the Borrower as repayment of such Obligations). (f) Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under pursuant to this Section 11.9 or under the indemnification provisions of this Agreement. USActive 37382726.4037382726.43 129

(g) Each party’s obligations under this Section 11.9 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document. (h) The provisions of this Section 11.9 shall similarly apply to any Erroneous Payment sent by the Collateral Custodian, mutatis mutandis. Section 11.10. Section 11.9. Collateral Matters Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion: (a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Transaction Document (i) upon the termination of the Commitment and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Transaction Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.1; and (b) to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Transaction Document to the holder of any Permitted Lien. (c) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 11.911.10. In each case as specified in this Section 11.911.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Transaction Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Transaction Documents and this Section 11.911.10. Section 11.11. Section 11.10. Notices The Administrative Agent shall deliver to each Lender a copy of any notice it receives from the Borrower or the Collateral Manager hereunder not otherwise delivered to the Lenders. USActive 37382726.4037382726.43 130 any time assign, or grant a security interest or sell a participation interest in or sell any Advance (or portion thereof) or its Commitment hereunder (or any portion thereof) to any Person; provided that, as applicable, (i) no transfer of any Advance (or any portion thereof) or its Commitment hereunder (or any portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, (ii) the transfer is made only to a person who is (A) either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and (B) a “qualified purchaser” as defined in the 1940 Act, (iii) no such assignment, grant or sale of a participation interest shall be to an Ineligible Assignee, (iv) at any time prior to the occurrence of an Event of Default or the ReinvestmentRevolving Period End Date, such Person shall have a long-term unsecured debt rating of “A” or better by S&P and “A3” or better by Moody’s, (v) Wells Fargo shall (A) unless required by Applicable Law (including, without limitation, the Volcker Rule) not assign more than 49% of the Facility Amount and (B) retain all Eligible Loan approval rights pursuant to clause (B) of the definition of “Eligible Loan” and (vi) in the case of an assignment of any Advance (or any portion thereof) or its Commitment hereunder (or of any portion thereof) the assignee executes and delivers to the Collateral Manager, the Borrower and the Administrative Agent a fully executed Joinder Supplement substantially in the form of Exhibit I hereto. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the applicable Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 12.16(a); provided that, such participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the participant acquired the applicable participation. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under the Transaction Documents without the prior written consent of the Administrative Agent and each Lender. Notwithstanding anything contained in this Agreement to the contrary, (i) Wells Fargo shall not need prior consent of the Borrower to consolidate with or merge into any other Person or convey or transfer substantially all of its properties and assets, including without limitation any Advance (or portion thereof) or its Commitment hereunder (or any portion thereof), to any Person and (ii) if any Lender other than (x) the Administrative Agent or (y) a Lender which is administered by the Administrative Agent or an Affiliate of the Administrative Agent (A) becomes a Defaulting Lender, unless such Lender shall have been deemed to no longer be a Defaulting Lender pursuant to Section 2.16(b), (B) becomes a Non-Consenting Lender, unless such Lender shall have approved the Applicable Amendment, (C) shall have requested compensation from the Borrower pursuant to Section 2.12(a), 2.12(b) or 2.13, unless such Lender shall have withdrawn such request or (D) shall have notified the Borrower of a Disruption Event as to such Lender, unless such Lender shall have withdrawn such notice, then, in each case, each of the USActive 37382726.4037382726.43 140 Section 12.18. Intent of the Parties. It is the intent and understanding of each party hereto that the Advances are loans from the Lenders to the Borrower and do not constitute a “security” within the meaning of Section 8-102(15) of the UCC. Section 12.19. Termination of the Safekeeping Agreement. The parties hereto hereby agree that the Safekeeping Agreement, dated as of May 19, 2011, among the Borrower, the Administrative Agent and the Collateral Custodian was previously terminated and superseded by the Existing Loan and Security Agreements and shall be further superseded by this Agreement and the other Transaction Documents in all respects. Section 12.20. Effect of Amendment and Restatement. On the A&R Effective Date, the Existing A&R Loan and Security Agreement shall be amended, restated and superseded in their respective entireties by this Agreement. The parties hereto acknowledge and agree that (a) this Agreement and other Transaction Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a payment, reborrowing, or termination of the Obligations under the Existing A&R Loan and Security Agreement as in effect prior to the A&R Effective Date and (b) such Obligations are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. The Borrower hereby reaffirms its duties and obligations under each Transaction Document to which it is a party (such reaffirmation is solely for the convenience of the parties hereto and is not required by the terms of the Existing A&R Loan and Security Agreement). Each reference to a Loan and Security Agreement in any Transaction Document shall be deemed to be a reference to such Loan and Security Agreement as amended and restated hereby. Section 12.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; USActive 37382726.4037382726.43 142